Exhibit 10.40

March 15, 2012

Neil Friedman

Dear Neil:

This letter serves as an agreement (“Agreement”) between you and Toys “R” Us-Delaware, Inc. (the “Company”) for the work you will perform as an independent contractor on behalf of the Company.

1.
Subject to the terms of this Agreement, the services called for under this Agreement shall commence on April 23, 2012 and continue through January 31, 2013 (the “Consulting Period”). During the Consulting Period, the Company agrees to pay you a consulting fee of seventy five hundred ($7,500) dollars for the period April 23,-April 30, 2012 and thereafter thirty thousand ($30,000) dollars per month to provide services to the Company as more fully described in paragraph 3 below. You will also be entitled to reimbursement of any reasonable pre-approved business travel expenses incurred by you during the Consulting Period. You will submit an invoice on a monthly basis to cover the monthly consulting fee for the previous month as well as all business travel expenses. Payment will be made to you, in arrears, within 15 business days after submission of such invoices.

2.
You understand and agree that during the Consulting Period, (i) you will not be considered an employee of the Company, (ii) the Company shall have no control over the hours that you work or the manner in which the services that you will be providing are performed, and (iii) you are not authorized to enter into any contracts or agreements on behalf of the Company or to otherwise create obligations of the Company to third parties unless authorized in writing to do so by the Company.

3.
During the Consulting Period, you will be responsible for advising senior management of the Company, including but not limited to Jerry Storch, Greg Ahearn, Richard Barry, Lisa Harnisch, Mark Murphy and Gina Sirard, on an as needed basis, in the following areas:

•	Vendor relations/ vendor support

•	Commercialization opportunities

•	Inventor referrals

•	Toy Fairs

•	Product reviews

•	Assortment Planning

You and the Company anticipate and agree that the Company will request you to perform such services on behalf of the Company approximately four (4) days per month. However, both parties acknowledge that the four (4) days in any month is an approximation of the amount of time that you will provide advice and counsel and that in any month the number of days that you are requested to provide consulting services may be more or less than four (4) days; provided that (i) in no event will the level of services to be performed by you for the Company as an independent contractor/consultant during any year in the Consulting Period exceed 20 percent of the average annual level of services performed by you during the period of your employment with the Company. Regardless of the number of days in any month that you provide consulting services, you shall be paid a consulting fee of thirty thousand ($30,000) dollars per month.

To the extent you retain any staff to assist you in performing such services, you are solely responsible for any remuneration due to any such individuals.

4.
As an independent contractor, you understand and agree that neither you nor any of your employees or contractors retained by you are entitled to any of the benefits received by employees of the Company, including but not limited to:

Health and life insurance coverage
Profit Sharing and 401(k) participation
Supplemental Executive Retirement Plan
Management Equity Plan
Severance payments under the Company's Severance Pay Plan
Associates discount
Vacation, holidays and other time off benefits

You agree that even if a court or governmental agency determines that you and the Company have had a common law employer-employee relationship, you will still be bound by this Agreement and will not be entitled to receive from the Company or have the Company provide on your behalf any different or additional pay, or any benefits, insurance coverage, tax payment, or withholding, or compensation of any kind. You hereby knowingly and voluntarily waive any right to claim any such benefits or payments on the ground of the performance of services under this Agreement.

5.
Federal state and local income tax and payroll tax of any kind shall not be withheld or paid by the Company on your behalf. You shall not be treated as an employee with respect to the services performed hereunder for Federal, State or local tax purposes. The Company will report the amounts paid to you on Form 1099 to the extent required under the Internal Revenue Code.

6.
You understand and agree that you are responsible for filing all tax returns, tax declarations and tax schedules and for the payment of, according to law, all income taxes. You agree to indemnify the Company for any liability imposed on the Company due to your failure to remit any taxes due.

7.
You agree to comply with and act in accordance with: (i) any and all applicable laws and other legal obligations including, without limitation, local, state and federal directives, rules, assessments, regulations, filing requirements, ordinances, statutes, codes, judgments and civil or common law; and (ii) conventions and treaties to which the United States or any legal subdivision thereof is a party. Without limiting the generality of the foregoing, you hereby further agree to comply with the Toys “R” Us Code of Conduct for Contractors and Service Providers, a copy of which you hereby acknowledge receiving.

8.
You agree to indemnify and hold the Company harmless from all claims, losses, expenses, including reasonable attorney fees, costs, and judgments that may be asserted against the Company that result from any gross negligent acts or omissions on your part.

9.	You acknowledge that as an independent contractor, you are not covered under the Company's Workers' Compensation coverage for any injury incurred while performing work for the Company,

including work performed on the Company's premises. You hereby knowingly and voluntarily waive any right to claim any coverage and/or benefits under the Company's insurance coverage.

10.
You agree that any plans, ideas, copyrights, tradenames, trademarks/service marks or other material developed by you for the Company pursuant to this Agreement, shall be the property of the Company. You further agrees that all copyrightable works created by you for the Company hereunder shall be a “work made for hire” (as that term is understood in United States copy right law) created by you on behalf of the Company, and you confirm that the Company shall be deemed the creator of such materials. To the extent such materials or any portion thereof, may not be considered a “work made for hire” created by you on behalf of the Company, you hereby assign all rights, title, interest and ownership in all copyrightable materials created hereunder, and any portion thereof, throughout the world, to the Company, including, without limitation, all moral rights and you agree that the Company, shall be the sole and absolute owner of all copyrightable materials created by you hereunder. You shall execute, acknowledge and deliver such instruments or papers as may be necessary to evidence or effectuate ownership in the Company, as set forth in this paragraph. This paragraph shall survive the expiration or earlier termination of this Agreement.

11.
You recognize that during the course of performance under this Agreement, you may acquire knowledge or confidential business information or trade secrets regarding the Company. You agree to keep all such confidential information in a secure place and further agree not to publish, communicate, divulge, use or disclose, directly or indirectly, for your own benefit or for the benefit of another, either during or after contact performance, any such confidential business information or trade secrets. Upon termination or expiration of this Agreement, you shall deliver all records, date, information and other documents produced or acquired during the performance of this Agreement and all copies thereof to the Company. Such material shall remain the property of the Company. This obligation of confidence shall not apply with respect to information that (i) is available to you from third parties on an unrestricted basis; or (ii) is disclosed by the Company to others on an unrestricted basis.

12.	As an independent contractor, you are free to work for more than one company at a time.

13.	The Company shall not be liable to you for any expenses paid or incurred by you except as set forth herein.

14.	This Agreement shall not be transferred or assigned, in whole or in part, by you without the prior written consent of the Company.

15.
You agree to arbitrate any dispute regarding this Agreement and any services performed for the Company before a single arbitrator in accordance with the rules of the American Arbitration Association (“AAA”) if the Company so chooses.

16.	Any dispute under this Agreement, or related to this Agreement, shall be decided in accordance with the laws of the State of New Jersey.

17.	You shall comply with all applicable security regulations, policies and procedures of the Company.

18.	This Agreement may be terminated by either party by providing thirty (30) days written notice of intent to end the relationship.

19.	This Agreement may be amended by mutual agreement between the parties.

If the above reflects your understanding of the Agreement to serve as an independent contractor for Toys "R" Us-Delaware, Inc., please sign and date below.

Sincerely,

TOYS “R” US-DELAWARE, INC.

BY: ______________________________
NAME:
TITLE:

DATE: ___________________________

ACCEPTED AND AGREED

Neil Friedman

BY: ______________________________

DATE:____________________________